UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) SEPTEMBER 22, 2008

OSI SYSTEMS, INC.
(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

CALIFORNIA (STATE OR OTHER JURISDICTION OF INCORPORATION)	000-23125 (COMMISSION FILE NUMBER)	330238801 (IRS EMPLOYER IDENTIFICATION NO.)
12525 CHADRON AVENUE
HAWTHORNE, CA 90250
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)
(310) 978-0516
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e)
     On September 22, 2008, we entered into employment agreements with Mr. Alan Edrick and Mr. Victor Sze. Under the agreements, Mr. Edrick will continue to serve as our Company’s Executive Vice President and Chief Financial Officer and Mr. Sze will continue to serve as our Company’s Executive Vice President and General Counsel.
     The initial term of each employment agreement is three years. The term of the employment agreements shall automatically extend beyond three years until the Company provides the respective executive with one year prior written notice of non-renewal.
     Under the agreements, Messrs. Edrick and Sze will be entitled to receive base salaries which will be reviewed annually and may be adjusted upwards but cannot be reduced below current levels. Mr. Edrick currently receives a base salary of $355,000 per year and Mr. Sze currently receives a base salary of $330,000 per year. In addition to the foregoing, Messrs. Edrick and Sze will be eligible to participate in our bonus pool and shall receive other fringe benefits that the Company makes available to other similarly situated executives from time to time.
     Each of the employment agreements may be terminated for cause or due to the executive’s death or disability. In the event we terminate either executive’s employment agreement early and without cause, or either executive terminates his agreement for good reason, or such termination occurs within a certain period of time before or after a change of control of the Company, the executive will be entitled to receive certain severance payments and benefits.
     The foregoing description of the agreements is qualified in its entirety by reference to the provisions of Mr. Edrick and Mr. Sze’s employment agreements, which are filed as Exhibits 10.18 and 10.19, respectively, to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit 10.18:	Employment Agreement dated September 22, 2008 between Alan Edrick and OSI Systems, Inc.

Exhibit 10.19:	Employment Agreement dated September 22, 2008 between Victor Sze and OSI Systems, Inc.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.
Date: September 23, 2008
	By:	/s/ Victor Sze
Victor Sze
Executive Vice President, Secretary, and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.18	Employment Agreement dated September 22, 2008 between Alan Edrick and OSI Systems, Inc.

10.19	Employment Agreement dated September 22, 2008 between Victor Sze and OSI Systems, Inc.